As filed with the Securities and Exchange Commission on January 13, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OPENWAVE SYSTEMS INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3219054
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2100 Seaport Boulevard

Redwood City, CA 94063

(650) 480-8000

(Address of Principal Executive Offices)

OPENWAVE SYSTEMS INC.

EXECUTIVE COMPENSATION DEFERRAL PLAN

(Full title of the plan)

David C. Peterschmidt

President and Chief Executive Officer

2100 Seaport Boulevard

Redwood City, California 94063

(Name and address of agent for service)

(650) 480-8000

(Telephone number, including area code, of agent for service)

Copy to:

Stephen Fackler, Esq.

Gibson, Dunn & Crutcher LLP

1881 Page Mill Road

Palo Alto, CA 94304

(650) 849-5300

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Openwave Systems Inc. Executive Compensation Deferral Plan Obligations (2)	$5,000,000	$1	$5,000,000	$535

(1)	Estimated solely for the purpose of calculation of the registration fee pursuant to Rule 457(h).
(2)	The Openwave Systems Inc. Executive Compensation Deferral Plan Obligations are unsecured obligations of Openwave Systems Inc. to pay deferred compensation in the future in accordance with the terms of the Openwave Systems Inc. Executive Compensation Deferral Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Openwave Systems Inc. (the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	Our latest annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Exchange Act, which contains audited financial statements for our latest fiscal year ended June 30, 2005, as filed with the SEC on September 12, 2005;

(b)	Our quarterly report on Form 10-Q filed pursuant to Section 13(a) or 15(d) of the Exchange Act for the quarter ended September 30, 2005, as filed with the SEC on November 9, 2005;

(c)	Our current reports on Form 8-K filed with the SEC since the end of the fiscal year covered by the annual report on Form 10-K referred to in (a) above;

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report on Form 10-K referred to in (a) above.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Under the Openwave Systems Inc. Executive Compensation Deferral Plan (the “Plan”), the Company will provide eligible employees of the Company and its subsidiaries with the opportunity to elect to defer a specified percentage of their future annual base salary and cash bonus. The obligations of the Company under the Plan (the “Obligations”) will be unsecured general obligations of the Company to pay the compensation deferred in accordance with the terms of the Plan, along with any interest or earnings deemed credited on the deferrals, and will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. Because the Company is a parent company, the right of the Company, and hence the right of creditors of the Company (including participants in the Plan) to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise, is necessarily subject to claims of creditors of that subsidiary, except to the extent that claims of the Company itself as a creditor may be recognized. Up to $5,000,000 of Plan Obligations are being registered under this Registration Statement to be offered pursuant to the Plan.

Item 5. Interests of Named Experts and Counsel

Not applicable.

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Item 6. Indemnification of Directors and Officers

Our certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Company or its stockholders;

•	for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives an improper personal benefit.

Our certificate of incorporation and bylaws further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions, or otherwise. We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act may be against public policy as expressed in the Securities Act and may be unenforceable.

We have also entered into agreements to indemnify our directors and executive officers in addition to the indemnification provided for in our charter and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any of these people in any action or proceeding arising out of his or her services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified people as directors and executive officers.

Item 7. Exemptions from Registration Claimed

Not applicable.

Item 8. Exhibits

EXHIBIT NUMBER	EXHIBIT
4.1	Openwave Systems Inc. Executive Compensation Deferral Plan

5.1	Opinion of Counsel re Legality

23.1	Consent of Counsel (included in Exhibit 5.1 to this Registration Statement)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included in signature pages to this Registration Statement)

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1). To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-8, and

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the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2). That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3). To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4). The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, State of California, on January 13, 2006.

OPENWAVE SYSTEMS INC.

By:	/s/ David C. Peterschmidt
David C. Peterschmidt
President, Chief Executive Officer and Director

By:	/s/ Harold L. Covert, Jr.
Harold L. Covert, Jr.
Executive Vice President and Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY

The officers and directors of Openwave Systems Inc. whose signatures appear below, hereby constitute and appoint David C. Peterschmidt and Harold L. Covert, Jr. and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their, his or her substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 13, 2006.

Signature	Title
/s/ Bernard Puckett Bernard Puckett	Chairman of the Board

/s/ David C. Peterschmidt David C. Peterschmidt	President, Chief Executive Officer and Director (principal executive officer)

/s/ Harold L. Covert, Jr. Harold L. Covert, Jr.	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)

/s/ Ken Denman Ken Denman	Director

/s/ Bo Hedfors Bo Hedfors	Director

/s/ Jerry Held Jerry Held	Director

/s/ Masood Jabbar Masood Jabbar	Director

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EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT
4.1	Openwave Systems Inc. Executive Compensation Deferral Plan

5.1	Opinion of Counsel re Legality

23.1	Consent of Counsel (included in Exhibit 5.1 to this Registration Statement)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included in signature pages to this Registration Statement)